(MKS LOGO)

EXHIBIT 99.1

Contact: Ronald C. Weigner
Vice President and Chief Financial Officer
Telephone: 978.645.5500

MKS Instruments Reports Fourth Quarter and
Full Year 2008 Financial Results

Andover, Mass., February 4, 2009 — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity, today reported fourth quarter and full year 2008 financial results.

Fourth Quarter Financial Results

Fourth quarter results slightly exceeded revised guidance issued December 23, 2008.

Sales were $125.2 million, down 21 percent from $157.4 million in the third quarter of 2008 and down 32 percent from $184.1 million in the fourth quarter of 2007.

Fourth quarter net loss was $6.3 million, or $0.13 per basic share, compared to net income of $6.8 million, or $0.14 per diluted share, in the third quarter of 2008 and $15.2 million, or $0.27 per diluted share, in the fourth quarter of 2007. The fourth quarter net loss included special charges of $6.3 million net related to impairment of intangible assets, excess and obsolete inventory, amortization of acquired intangibles, and discrete tax items.

Non-GAAP net earnings, which exclude special charges, were $0.1 million, or breakeven, compared to $8.9 million, or $0.18 per diluted share, in the third quarter of 2008 and $18.6 million, or $0.33 per diluted share, in the fourth quarter of 2007.

Full Year Results

Net sales were $647.0 million, down 17 percent compared to $780.5 million in 2007. Net income was $30.1 million, or $0.59 per diluted share, compared to $86.4 million, or $1.51 per diluted share, in 2007. Non-GAAP net earnings were $41.4 million, or $0.82 per diluted share, compared to $95.6 million, or $1.67 per diluted share in 2007.

Leo Berlinghieri, Chief Executive Officer and President, said, “We saw a sharp drop in sales to OEMs as spending for semiconductor capital equipment declined rapidly in the fourth quarter, and we continued to take actions to reduce our costs.

“In a challenging year for semiconductor capital equipment, we achieved another year of growth in non-semiconductor markets. We continued to focus on key markets such as solar, where we had record sales in 2008. We also achieved record sales in our service business. Our cash position remained strong.

“As we enter 2009, global economic uncertainty is prolonging a steep downturn in semiconductor capital equipment spending, and there is greater uncertainty about the business outlook in non-semiconductor markets as well. We estimate that first quarter sales could range from $75 to $95 million. At these volumes, the net loss could range from $0.46 to $0.31 per basic share on approximately 49.8 million shares outstanding, and the non-GAAP net loss could range from $0.40 to $0.25 per share. We are working to drive down our costs to align more closely with expected lower business levels, while continuing to focus on diversifying our business.”

Management will discuss fourth quarter financial results on a conference call today at 8:30 a.m. (Eastern Time). Dial-in numbers are 1-800-218-8862 for domestic callers and 303-262-2131 for international callers. The call will be broadcast live and available for replay at www.mksinstruments.com. To hear a telephone replay through February 11, 2009, dial 303-590-3000, pass code 11124860#.

The financial results that exclude certain charges and special items are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS’ management believes the presentation of non-GAAP financial measures, which exclude costs associated with acquisitions and special items, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, materials delivery, gas composition analysis, electrostatic charge management, control and information technology, power and reactive gas generation, and vacuum technology. Our primary served markets are manufacturers of capital equipment for semiconductor devices, and for other thin film applications including flat panel displays, solar cells, data storage media, and other advanced coatings. We also leverage our technology in other markets with advanced manufacturing applications including medical equipment, pharmaceutical manufacturing, and energy generation and environmental monitoring.

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act regarding MKS’ future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS’ major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	December 31, 2008	December 31, 2007	September 30, 2008
Net sales	$125,180	$184,063	$157,364
Cost of sales	80,571	108,066	94,425

Gross profit	44,609	75,997	62,939
Research and development	19,277	18,361	19,528
Selling, general and administrative	30,518	32,251	33,460
Amortization of acquired intangible assets	1,949	4,091	1,963
Impairment of intangible assets	6,069	—	—
Purchase of in-process technology	—	900	—

Income (expense) from operations	(13,204)	20,394	7,988
Gain (impairment) of investments	—	(1,457)	506
Interest income, net	1,287	3,592	1,326

Income (expense) before income taxes	(11,917)	22,529	9,820
Provision (benefit) for income taxes	(5,627)	7,368	3,029

Net income (loss)	$(6,290)	$15,161	$6,791

Net income (loss) per share:
Basic	$(0.13)	$0.27	$0.14
Diluted	$(0.13)	$0.27	$0.14
Weighted average shares outstanding:
Basic	48,712	55,415	48,730
Diluted	49,680	55,946	49,898
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income (loss)	$(6,290)	$15,161	$6,791
Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	1,949	4,091	1,963
Impairment of intangible assets (Note 1)	6,069	—	—
Excess & obsolete inventory adjustment	5,000	—	—
(Note 2)
Purchase of in-process technology	—	900	—
Benefit (expense) for income taxes (Note 3)	(1,823)	—	819
Tax effect of adjustments	(4,855)	(1,507)	(709)

Non-GAAP net earnings (Note 4)	$50	$18,645	$8,864

Non-GAAP net earnings per share (Note 4)	$0.00	$0.33	$0.18

Weighted average shares outstanding — diluted	49,680	55,946	49,898

Note 1: The three month period ended December 31, 2008 includes a $6,069 write-down for the impairment of intangible assets resulting from a lower forecast for a product for the semiconductor industry.

Note 2: Cost of Sales for the three month period ended December 31, 2008 includes $5,000 of excessive E&O inventory charges.

Note 3: The three month period ended December 31, 2008 includes a benefit of $1,823 attributable to a discrete tax matter related to the reinstatement of the U.S. research and development tax credits and other adjustments. The three month period ended September 30, 2008 includes a net tax expense for discrete items of $819 attributable to the booking of a valuation allowance on state tax credits of $2,651 partially offset by a benefit of $1,832 for discrete items related to the reversal of FIN 48 reserve items as a result of a statute of limitations expiration.

Note 4: The Non-GAAP net earnings and Non-GAAP net earnings per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Twelve Months Ended December 31,
	2008	2007
Net sales	$646,994	$780,487
Cost of sales	387,051	449,000

Gross profit	259,943	331,487
Research and development	78,540	72,170
Selling, general and administrative	130,800	135,249
Amortization of acquired intangible assets	9,001	16,183
Impairment of intangible assets	6,069	—
Purchase of in-process technology	—	900

Income from operations	35,533	106,985
Impairment of investments	(906)	(1,457)
Interest income, net	6,425	14,488

Income before income taxes	41,052	120,016
Provision for income taxes	10,935	33,656

Net income	$30,117	$86,360

Net income per share:
Basic	$0.61	$1.53
Diluted	$0.59	$1.51
Weighted average shares outstanding:
Basic	49,717	56,349
Diluted	50,754	57,173
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income	$30,117	$86,360
Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	9,001	16,183
Impairment of intangible assets (Note 1)	6,069	—
Excess & obsolete inventory adjustment (Note 2)	5,000	—
Foreign exchange gain from legal entity restructuring (Note 3)	(2,669)	—
Purchase of in-process technology	—	900
Benefit (expense) for income taxes (Note 4)	400	(1,847)
Tax effect of adjustments	(6,485)	(5,962)

Non-GAAP net earnings (Note 5)	$41,433	$95,634

Non-GAAP net earnings per share (Note 5)	$0.82	$1.67

Weighted average shares outstanding — diluted	50,754	57,173

Note 1: The twelve month period ended December 31, 2008 includes a $6,069 write-down for the impairment of intangible assets resulting from a lower forecast for a product for the semiconductor industry.

Note 2: Cost of Sales for the twelve month period ended December 31, 2008 includes $5,000 of excessive E&O inventory charges.

Note 3: Selling, general and administrative expenses for the twelve month period ended December 31, 2008 includes a foreign exchange gain of $2,669 related to the Company’s legal entity restructuring of certain foreign operations.

Note 4: The twelve month period ended December 31, 2008 includes a net tax expense for discrete items of $400 attributable to the booking of a valuation allowance on tax attributes of $3,467 partially offset by a benefit of $3,067 for discrete items mainly related to the reversal of FIN 48 reserve items as a result of a statute of limitations expiration. The twelve month period ended December 31, 2007 includes a benefit of $1,847 attributable to a discrete tax matter related to our research and development tax credits.

Note 5: The Non-GAAP net earnings and Non-GAAP net earnings per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Balance Sheet
(In thousands)

	December 31, 2008	December 31, 2007
ASSETS
Cash and short-term investments	$278,869	$323,765
Trade accounts receivable	85,350	107,504
Inventories	131,519	150,731
Other current assets	32,990	27,980

Total current assets	528,728	609,980
Property, plant and equipment, net	82,017	81,365
Goodwill	337,765	337,473
Other acquired intangible assets	21,069	36,141
Other assets	15,360	11,301

Total assets	$984,939	$1,076,260

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$18,678	$20,203
Accounts payable	19,320	28,683
Accrued expenses and other liabilities	37,937	46,859

Total current liabilities	75,935	95,745
Long-term debt	396	5,871
Other long-term liabilities	21,910	20,635
Stockholders’ equity:
Common stock	113	113
Additional paid-in capital	637,938	685,465
Retained earnings	241,428	255,244
Other stockholders’ equity	7,219	13,187

Total stockholders’ equity	886,698	954,009

Total liabilities and stockholders’ equity	$984,939	$1,076,260